Exhibit 99.1

Longeveron Announces CEO Transition

-Geoff Green stepping down as CEO, effective June 1, 2022

-K. Chris Min, M.D., Ph.D., current Chief Medical Officer, appointed Interim CEO

-Nationwide search is underway for permanent CEO

Miami, FL – May 9, 2022 – Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”) announced today the resignation of Chief Executive Officer (CEO) Geoff Green, who is leaving the Company effective June 1st, 2022, to pursue new opportunities. Longeveron’s Board of Directors has approved the appointment of current Chief Medical Officer, K. Chris Min, M.D., Ph.D., as Interim CEO, to succeed Mr. Green. The Board has formed a search committee and retained an executive search firm to assist in identifying a permanent CEO. The Company currently intends to enter into a consulting agreement with Mr. Green to further ensure a smooth transition.

“On behalf of the entire Board of Directors, I want to extend our sincere appreciation to Geoff for his service and contributions to Longeveron over the past 6 years,” said Joshua M. Hare, M.D., Chairman of the Board of Directors and Chief Science Officer. “Under his leadership, we have made significant strides, advancing Lomecel-B into clinical trials for multiple indications, and transitioning from a privately held pre-clinical enterprise to a leading public company in the cell therapy field. We wish him all the best in his future endeavors.”

Dr. Min has extensive pharma and biotech clinical development experience, including work developing novel cell therapies, leading research and development (R&D) and clinical teams, and advancing regulatory engagements with the U.S. Food and Drug Administration (FDA) from early clinical stage Investigational New Drug (IND) applications through to pre-approval New Drug Applications (NDA). Prior to joining Longeveron, Dr. Min served as Vice President and Head of Medical & Clinical Development at Enterin Inc.

“As Chief Medical Officer Dr. Min has already brought tremendous value to Longeveron. We are confident this will be a smooth transition as we work to identify the next leader for the Company and continue to execute on our mission of delivering living cell therapies to patients with chronic aging-related diseases and other specific life-threatening conditions,” said Dr. Hare.

About Longeveron

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

INVESTORS & MEDIA:

Investors:

Elsie Yau

Stern Investor Relations

Tel: (212) 698-8700

Email: elsie.yau@sternir.com

Media:

Neil Hare

GVC Strategies

Tel: (202) 550-0297

Email: neil@gvcstrategies.com